CENTERSPACE

TSR Performance Share Unit Agreement

Name of Participant: [[FIRSTNAME]] [[LASTNAME]]
Target No. of Performance Share Units Covered: [[SHARESGRANTED]] (100% of Target Performance)	Date of Grant: [[GRANTDATE]]

    THIS PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) governs the Stock Unit Award granted by Centerspace, a North Dakota real estate investment trust (the “Company”), with the approval of the Compensation Committee (the “Committee”) and the Board of Trustees (the “Board”) of the Company, to the above-named individual (the “Participant”), in accordance with and subject to the provisions of the Company’s Amended and Restated 2015 Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

1.    Grant of Performance Share Units.
(a)    In accordance with the Plan, and effective as of the Date of Grant specified above, the Company has granted to the Participant the number of Performance Share Units specified at the beginning of this Agreement (collectively, the “Performance Share Units,” and each a “Performance Share Unit.”). Each Performance Share Unit represents the right to receive a share of Common Stock (a “Share”) and dividend equivalent amounts corresponding to the Share, subject to the terms and conditions of this Agreement and the Plan.
(b)    The Performance Share Units granted to the Participant shall be credited to an account in the Participant’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be issued to or in respect of the Participant pursuant to this Agreement. Performance Share Units may not be transferred by the Participant without the Committee’s prior written consent other than by will or the laws of descent and distribution.
2.    Earned and Vested Performance Share Units.
(a)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the last day of the Measurement Period, the Participant shall earn the number of Performance Share Units determined by taking the percentage earned in the table shown below, and multiplying the percentage times the target number of Performance Share Units specified at the beginning of this Agreement. The number of Performance Share Units that will be earned pursuant to this Section 2 will be determined by reference to the

Company TSR for the Measurement Period as compared to the TSRs of the constituent members of the REIT Index for the Measurement Period, as provided in the table below:

Company Total Shareholder Return (TSR) Relative to the FTSE Nareit Equity Index	% of Performance Share Units Earned
Below 25th percentile	0%
25th percentile (Threshold)	50%
50th percentile (Target)	100%
75th percentile or above (Maximum)	200%
Note: Interpolation between points in the table above will be on a straight-line basis (from threshold to target and from target to maximum). Fractional vested Performance Share Units will be rounded down to the nearest whole Unit.
(b)    As soon as practicable after the end of the Measurement Period, but in all events no later than March 31, 2028 (the “Determination Date”), the Committee shall certify the number of Performance Share Units (if any) that are earned and vested pursuant to the terms and conditions hereof, and the Company shall cause the Shares issuable in connection with the vesting of any such Performance Share Units to be issued in accordance with Section 3; provided, however, that if the Measurement Period ends on account of a Change in Control, the Committee’s determination and certification shall be the “Control Change Date.”
(c)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date of a Qualifying Termination that occurs before the last day of the Measurement Period, then (i) the Performance Share Units will remain outstanding until the last day of the Measurement Period, (ii) the number of earned Performance Share Units shall be determined in accordance with Section 2(a), and (iii) the Participant will have a fully vested and nonforfeitable interest in a pro rata number of the earned Performance Share Units as of the last day of the Measurement Period. The pro rata number of earned Performance Share Units that vest shall be determined by multiplying the total number of earned Performance Share Units by a fraction, the numerator of which is the number of days of the Participant’s employment with the Company or an Affiliate from the first day of the Measurement Period to the date of a Qualifying Termination and the denominator of which is 1,095.
(d)    If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until a Control Change Date that occurs before the last day of the Measurement Period, then (i) the number of earned Performance Share Units shall be determined in accordance with Section 2(a) as of the Control Change Date; and (ii) the Participant will have a fully vested and nonforfeitable interest in a pro rata number of the earned Performance Share Units as of the Control Change Date. The pro rata number of earned Performance Share Units that vest shall be determined by multiplying the total number of earned Performance Share Units by a fraction, the numerator of which is the number of days of the

Participant’s employment with the Company or an Affiliate from the first day of the Measurement Period to the Control Change Date, and the denominator of which is 1,095.
(e)    Any Performance Share Units that do not vest pursuant to this Agreement shall be forfeited without consideration therefor.
3.    Issuance and Settlement.
(a)    After any Performance Share Units vest in accordance with Section 2, the Company shall cause to be issued to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Performance Share Unit, subject to applicable required tax withholding. The Committee shall cause the Shares issuable in connection with the vesting of any such Performance Share Units to be issued as of the Determination Date, and the Participant shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company and shall be in complete settlement and satisfaction of such vested Performance Share Units.
(b)    The Participant may elect to satisfy any applicable required tax arising in relation to the Performance Share Units by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), or (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such required tax withholding. In the case of clause (ii), the Company will not deliver to the Participant any fractional Shares (or equivalent cash value) remaining after reduction for withholding; rather, any remaining fractional Shares will be cancelled without payment.
4.    Shareholder Rights. The Performance Share Units do not entitle the Participant to any rights of a shareholder of the Company. Notwithstanding the foregoing, the Participant shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Performance Share Units if cash dividends are declared by the Company on the Shares on or after the Date of Grant. Such dividend equivalents will be in an amount of cash per Performance Share Unit equal to the cash dividend paid with respect to one Share, subject to applicable required tax withholding. The Participant shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Performance Share Units equal to the number of Shares ultimately issued to the Participant pursuant to this Agreement. Dividend equivalents will be paid to the Participant as soon as administratively possible following the date that the Shares are issued to the Participant. The Participant shall not be entitled to dividend equivalents with respect to dividends declared prior to the Date of Grant. All dividend equivalents accumulated with respect to forfeited Performance Share Units shall also be irrevocably forfeited. As of the date of issuance of Shares underlying Performance Share Units, the Participant shall have all of the rights of a shareholder of the Company with respect to any Shares issued pursuant hereto.
5.    Definitions. For purposes of this Agreement, the following shall have the following meanings:
(a)    “Cause” means (i) the Participant’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) the Participant’s material breach of a written agreement between the Participant and the Company; (iii) the Participant’s breach of the Participant’s fiduciary duties to the Company or an Affiliate; (iv) the Participant’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) constituting a felony; or (v) the Participant’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Participant from serving as an officer or director of a company that has publicly traded securities. A termination of the Participant shall not be for “Cause” unless the decision to terminate the Participant is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Participant if the Participant is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant to be heard before the Board). No act or failure to act by the Participant will be deemed “willful” if it was done or omitted to be done by the Participant in good faith or with a reasonable belief on the part of the Participant that the action or omission was in the best interests of the Company or an Affiliate. Any act or failure to act by the Participant based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company and its Affiliates.
(b)    “Company TSR” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)) in the value of a common share of beneficial interest (“Common Share”) during the Measurement Period reflecting the appreciation/depreciation in the price per Common Share and dividends paid on a Common Share during the Measurement Period, including the reinvestment of cash dividends on Common Shares (the number of additional Common Shares as the result of reinvestment of cash dividends shall be determined using the same methodology as used for calculating additional Common Shares under the Company’s Distribution Reinvestment and Share Purchase Plan (i.e., the number of shares is determined based on the volume weighted average price of the Company’s Common Shares as traded on the NYSE only during regular NYSE hours on the distribution payment date)). The Company TSR for each 12-month period in the Measurement Period (or any fractional year that ends on the last day of the Measurement Period) shall be calculated as follows: (i) the closing price of the Common Share on the last day of such period (but using the average closing price for the 20 trading days ending on the last day of the Measurement Period for the last such period) plus cash dividends paid during such period divided by (ii) the closing price of the Common Share on the first day of such 12-month period (but using the average closing price for the 20 trading days ending before the first day of such 12-month period (or, if traded for fewer than 20 trading days ending before the first day of such 12-month period, such fewer number of days)). The Company TSR shall be calculated using information currently reported under “Comparative Returns” by Bloomberg L.P. or such other reporting service that the Committee may designate from time to time.”  If the Measurement Period ends on account of a Change in Control, the Company TSR for the period from the most recent fiscal year-end to the Control Change Date shall be annualized for purposes of calculating the Company TSR.
(c)    “Disability” means the Participant has been determined, by a physician selected by the Company and reasonably acceptable to the Participant, to be unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(d)    “Good Reason” means, without the express written consent of the Participant, (i) a change in the Participant’s position with the Company or an Affiliate which results in a material diminution of the Participant’s authority, duties or responsibilities; (ii) a material reduction by the Company or an Affiliate in the annual rate of the Participant’s base salary; or (iii) a change in the location of the Participant’s principal office to a different place that is more than fifty miles from the Participant’s principal office immediately prior to such change. A reduction in the Participant’s rate of annual base pay shall be material if the rate of annual base salary on any date is less than ninety percent (90%) of the Participant’s highest rate of annual base pay as in effect on any date in the preceding thirty-six (36) months; provided, however, that a reduction in the Participant’s rate of annual base pay shall be disregarded to the extent that the reduction is applied similarly to the Company’s other officers or other employees. Notwithstanding the two preceding sentences, a change in the Participant’s duties or responsibilities or a reduction in the annual rate of the Participant’s base salary in connection with the Participant’s termination of employment (for Cause, Disability, or retirement), shall not constitute Good Reason and the Participant shall not have Good Reason to resign solely because the Company does not have common shares or other securities that are publicly traded. A resignation by the Participant shall not be with “Good Reason” unless the Participant gives the Company written notice specifying the event or condition that the Participant asserts constitutes Good Reason, the notice is given no more than ninety (90) days after the occurrence of the event or initial existence of the condition that the Participant asserts constitutes Good Reason, and the Company has failed to remedy or cure the event or condition during the thirty day period after such written notice is given to the Company.
(e)    “Measurement Period” means the period beginning on January 1, 2025 and ending on the earlier of (i) December 31, 2027 or (ii) a Change in Control Date.
(f)    “Qualifying Termination” means a termination of the Participant’s employment with the Company and its Affiliates on account of (i) the Participant’s death, (ii) the

Participant’s Disability, (iii) the Company’s termination of the Participant for a reason other than Cause or Disability, or (iv) the Participant’s resignation with Good Reason.
(g)    “REIT Index” means the FTSE Nareit Equity Index, subject to changes based on the Rules for Changes in Constituent Members of the REIT Index During the Measurement Period, attached hereto as Exhibit A.
(h)    “TSR of a constituent member of the REIT Index” means the total shareholder return of such member, calculated in accordance with the methodology set forth in Section 5(b) above; provided, however, that TSR of a constituent member of the REIT Index shall not include Company TSR.
6.    No Right to Continued Employment. This Agreement and the grant of the Stock Unit Award do not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the Stock Unit Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.
7.    Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Agreement and the number and kind of Shares shall be adjusted as the Board determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
8.    Governing Law; Venue. The laws of the State of North Dakota shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Minot, North Dakota. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence, and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.
9.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
10.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions of the Plan.
11.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.
12.    Recoupment. The Participant acknowledges and agrees that the Participant’s rights in the Performance Share Units, Shares and any dividends, dividend equivalents or other distributions paid or payable with respect to the Performance Share Units or Shares are subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy.
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    IN WITNESS WHEREOF, the Company and the Participant have executed this Performance Share Unit Agreement as of the date first set forth above.

Centerspace                        [[FIRSTNAME]] [[LASTNAME]]
                                    [[SIGNATURE]]
By: _____________________________
Name:                                [[SIGNATURE_DATE]]
Title:

EXHIBIT A
Rules for Changes in Constituent Members of the REIT Index During the Measurement Period
1.    If, during the Measurement Period, two constituent members of the REIT Index merge, the surviving company will be a constituent member of the REIT Index for such Measurement Period.
2.    If, during the Measurement Period, a constituent member of the REIT Index merges with a company that is not a constituent member of the REIT Index and the constituent member is the surviving company, the surviving company will be a constituent member of the REIT Index for such Measurement Period.
3.    If, during the Measurement Period, a constituent member of the REIT Index merges with a company that is not a constituent member of the REIT index and the non-constituent member is the surviving company, the surviving company will not be a constituent member of the REIT Index for such Measurement Period.
4.    If, during the Measurement Period, a constituent member of the REIT Index is acquired, such company will be removed from the REIT Index for the Measurement Period.
5.    If, during the Measurement Period, the common stock of a constituent member of the REIT Index ceases to be traded or quoted on a national securities exchange by reason of a merger, acquisition, spin-off, going private transaction, or other similar corporate transaction, such company will be removed from the REIT Index for the Measurement Period.
6.    If a constituent member of the REIT Index consummates a spin-off or split-off transaction during the Measurement Period and the original constituent member remains publicly traded, such original constituent member will continue to be a constituent member of the REIT Index for the such Measurement Period; however, the spun-off or split-off company will not be included as a constituent member of the REIT Index for such Measurement Period.
7.    A constituent member of the REIT Index that ceases to be traded or quoted on a national securities exchange by reason of exchange delisting, bankruptcy, liquidation, or dissolution during the Measurement Period will remain a constituent member of the REIT Index for purposes of calculating the TSR of constituent members of the REIT Index (with such constituent member treated as having a TSR of negative one hundred percent (-100%) and ranked at the bottom of the REIT Index).

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